Exhibit 10.40

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of November 25, 2013, by and between Receptos, Inc. (the “Company”) and Christian Waage (“Executive”).  The Company and Executive are hereinafter collectively referred to as the “Parties.”

W I T N E S S E T H:

A.                                    The Company desires assurance of the association and services of Executive in order to retain Executive’s skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.                                    Executive desires to be in the employ of the Company and is willing to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the employment by the Company, the compensation and other remuneration paid and to be paid by the Company and received and to be received by Executive for such employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive, it is agreed by and between the Parties hereto as follows:

1.                                      Duties.  As the Company’s Senior Vice President and General Counsel, Executive will be responsible for the Company’s legal affairs, and Executive will perform such duties as are ordinary, customary and necessary in Executive’s role.  Executive will report directly to the Company’s Chief Executive Officer (the “CEO”) who will be primarily responsible for evaluating Executive’s performance.  The Company may change Executive’s duties, compensation, benefits and place of employment from time to time as it deems necessary.  In addition, during Executive’s employment with the Company, Executive shall devote Executive’s best efforts and Executive’s full business time, skill and attention to the performance of Executive’s duties on behalf of the Company.

2.                                      Salary and Bonus.  Executive will be compensated for full-time service (pro-rated for any part-time service) at a base rate of $295,000 per year, less all deductions and withholdings, to be paid in accordance with the Company’s standard payroll practices, as they may be changed from time to time.  In addition, Executive shall be eligible to receive an annual discretionary bonus with a target (the “Target Bonus”) of thirty percent (30%) of Executive’s base salary per 12-month period (pro-rated for any partial period of less than 12 months), based upon a determination by the CEO and the Company’s Board of Directors (the “Board”) of the achievement of objectives to be set from time to time by the Board.  The measurement period for this purpose will end on approximately December 31 of each year.  The annual discretionary bonus, if earned, will be paid as soon as practicable after it is determined that such bonus has been earned, but in no event will such bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s taxable year in which the bonus is earned or (ii) March 15 following the calendar year in which the bonus is earned.  These bonuses are intended to be exempt (to the extent applicable) from the deduction limit of Section 162(m) of the Internal Revenue Code (the “Code”).  The Company may modify Executive’s compensation and benefits from time to time at its sole discretion.

3.                                      Other Benefits.  The Company will provide Executive with participation in Company-sponsored employee benefits programs on the same basis as such benefits are generally available to its executives, as determined from time to time by the Board.  The Company may, from time to time, change these benefits.

4.                                      Confidentiality Agreement.  One of the conditions of Executive’s employment with the Company is the maintenance of the confidentiality (and proprietary nature) of the Company’s proprietary and confidential information.  Executive agrees to execute and deliver the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A, the terms and conditions of which are incorporated herein by reference.

5.                                      At-Will Employment.  Executive’s employment with Company is “at-will.”  This means that either Executive or the Company may terminate Executive’s employment at any time, with or without cause, and with or without notice.  Any contrary representations or agreements which may have been made to Executive are superseded by this Agreement.  The “at-will” nature of Executive’s employment described in this Agreement shall constitute the entire agreement between Executive and the Company concerning the nature and duration of Executive’s employment.  Though Executive’s duties, compensation, benefits and place of employment may change over time and Executive may be subject to incremental discipline that does not include a termination, none of these events change the agreement that Executive is an “at-will” employee.  In addition, the fact that the rate of Executive’s salary or other compensation is stated in units of years or months, and that Executive’s vacation and sick leave accrue annually or monthly, does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time.  The “at-will” term of Executive’s employment with the Company can only be changed in a writing signed by Executive and the Company.

6.                                      Severance Payment.  Without limiting the provisions of the foregoing Section 5, assuming Executive’s employment with the Company shall have been continuous from Executive’s start date through the occurrence of the applicable event and Executive executes and delivers, within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the termination date, a general release of claims against the Company or persons affiliated with the Company (with any revocation periods having expired) substantially in the form as set forth on Exhibit B attached hereto (a “Release”), then:

a.                                      In the event of any Termination without Cause (as defined below) or any Constructive Termination (as defined below) which occurs during the period commencing one (1) month prior to a Change in Control (as defined below) and terminating twelve (12) months after such Change in Control (the “Change in Control Period”), Executive will be entitled to the following:

i.                                          a lump sum payment (paid on the sixtieth (60th) day following such termination of employment) equal to the sum of (A) Executive’s then current base salary rate calculated for a period of twelve (12) months and (B) one (1) times the Target Bonus calculated for a period of twelve (12) months (i.e., no proration);

ii.                                       if Executive elects to continue Executive’s health insurance coverage under COBRA, then the Company will reimburse Executive for the same portion of Executive’s monthly premiums over such twelve (12) month period under COBRA (or, if applicable, such lesser period as is available to Executive under COBRA) as the Company is then paying (relative to health insurance coverage) for active employees; and

iii.                                    the vesting arrangements with respect to any equity-based compensation (e.g., any stock options and any shares of restricted stock) will thereupon accelerate such that Executive will be vested in full; provided, however, that (A) in the event that a Termination without Cause or a Constructive Termination occurs during the one (1) month prior to a Change in Control (i.e., the first month of a Change in Control Period), any equity-based compensation outstanding as of Executive’s termination shall not accelerate in connection with such termination but instead will remain outstanding and eligible to vest pursuant to this provision immediately prior to the consummation of such Change in Control (assuming the timely execution and non-revocation of a Release) and (B) in the event that a Termination without Cause or a Constructive Termination occurs prior to a Change in Control and such Change in Control is not consummated on or prior to the one (1) month anniversary of such termination, no vesting shall occur pursuant to this provision and any equity-based compensation outstanding as of Executive’s termination shall terminate in accordance with its terms; and

b.                                      In the event of any Termination without Cause or any Constructive Termination which occurs outside of a Change in Control Period, Executive will be entitled to the following:

i.                                          a lump sum payment (paid on the sixtieth (60th) day following such termination of employment) equal to Executive’s then current base salary rate calculated for a period of nine (9) months; and

ii.                                       if Executive elects to continue Executive’s health insurance coverage under COBRA, then the Company will reimburse Executive for the same portion of Executive’s monthly premiums over such nine (9) month period under COBRA as the Company is then paying (relative to health insurance coverage) for active employees.

The following definitions shall apply for purposes of this Section 6:

•                                          A “Change in Control” has the meaning set forth in the Company’s 2013 Stock Incentive Plan.

•                                          “Constructive Termination” means Executive’s election in a written notice to the Company to terminate any employment relationship where such notice is delivered within ninety (90) days after any of the following:  (i) a material reduction in Executive’s level of duties or responsibilities or the nature of Executive’s functions; (ii) a material reduction in Executive’s base salary or potential total cash compensation (consisting of base salary and target bonus); (iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles, if the new location is both (A) more than fifty (50) miles from Executive’s principal residence and (B) farther from Executive’s principal residence than Executive’s principal place of employment immediately before such relocation; or (iv) any material breach of Executive’s employment agreement by the Company; provided, that in all cases such action is not cured within thirty (30) days following written notice and, if the Company has not cured such action within the cure period, termination of employment occurs within thirty (30) days after the end of such cure period.

•                                          “Termination without Cause” means the termination by the Company of any employment relationship with Executive for any reason other than:  (i) commission by Executive of any act of fraud or embezzlement with regard to the Company or one or more of its parent or subsidiary corporations; (ii) any material, intentional and unauthorized use or disclosure of material confidential information or trade secrets of the Company or one or more of its parent or subsidiary corporations by Executive (other than in the good-faith performance of Executive’s duties); (iii) any other intentional misconduct by Executive with regard to the Company or one or more of its parent or subsidiary corporations (including severe absenteeism other than as a result of physical or mental incapacity) which adversely affects the business or affairs of the Company or one or more of its parent or subsidiary corporations in a material manner; or (iv) Executive’s failure to attempt in good faith to either perform duties consistent with Executive’s position with the Company or one or more of its parent or subsidiary corporations or to follow the reasonable requests of the Company’s Board, so long as Executive has been provided with an opportunity for a period of at least ten (10) business days following written notice to Executive to cure such failure; provided, however, that clause (iv) shall no longer apply following a Change in Control.

7.                                      Arbitration.  To aid in the rapid and economical resolution of any disputes that may arise in the course of the employment relationship, Executive and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Agreement, Executive’s employment relationship with the Company, or the termination of Executive’s employment relationship with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California, conducted before a single neutral arbitrator selected and administered in accordance with the commercial arbitration rules of the Judicial Arbitration and Mediation Services (JAMS).  By agreeing to this arbitration procedure, Executive and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding in any jurisdiction.  Executive will have the right to be represented by legal counsel at any arbitration proceeding, at Executive’s expense.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based; and (c) award to the prevailing party recovery of reasonable attorneys’ fees and costs, and determine which party shall be deemed the prevailing party and to what extent; provided, however, that if the dispute relates to the termination of Executive’s employment during a Change in Control Period, the Company shall pay Executive’s reasonable attorneys’ fees and costs unless the arbitrator determines that Executive’s claims were made in bad faith or were frivolous.  The Company shall pay the arbitration fee unless, at Executive’s request, Executive elects to pay up to one-half of the fees.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration).

8.                                      Code Section 409A.  The intent of the Parties is that payments and benefits under this Agreement and any equity-based compensation (e.g., any stock options and any shares of restricted stock) comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement and any equity-based compensation shall be interpreted to be in compliance therewith or exempt therefrom.  If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement or any equity-based compensation (or of any award of compensation) would cause Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with Executive, reform such provision to try to comply with Code Section 409A through good-faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good-faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

a.                                      A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” and (B) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this letter shall be paid or provided in accordance with the normal payment dates specified for them herein.

b.                                      With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

c.                                       For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

9.                                      Excess Parachute Payments; Limitations on Payments.

a.                                      In the event that, on or prior to March 31, 2015, a definitive agreement is executed by the Company pursuant to which a Change in Control (as defined in Section 6) is expected to occur (a “Definitive Agreement”), this Section 9(a) shall apply to such Change in Control.

i.                                          In the event it shall be determined that any payment or distribution made to Executive in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) (the “Payment”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) then, subject to Section 9(a)(iv) hereof, Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including, without limitation, any income and employment taxes and Excise Tax) imposed upon such Gross-Up Payment, Executive retains an amount of such Gross-Up Payment equal to the Excise Tax imposed upon the Company Payments (as defined below) to Executive; provided, however, that (A) in no event shall such Gross-Up Payment exceed the Applicable Limit (as defined below) and (B) except in the instance of a Termination without Cause or a Constructive Termination, the Company’s obligation to make a Gross-Up Payment under this Section 9(a) shall be conditioned upon Executive’s continuation of employment through the applicable Change in Control.

A.                                    “Applicable Limit” for a Change in Control shall mean the lesser of the following:  (1) the Relative Portion (as defined below) of (x) if the Definitive Agreement for such Change in Control is entered into on or prior to July 31, 2014, two percent (2%) of the Transaction Value (as defined below) of such Change in Control or (y) if the Definitive Agreement for such Change in Control is entered into following July 31, 2014 (but no later than March 31, 2015), one and one-half percent (1.5%) of the Transaction Value of such Change in Control; (2) if the Definitive Agreement for such Change in Control is entered into on or prior to July 31, 2014, one percent (1%) of the Transaction Value of such Change in Control, or if the Definitive Agreement for such Change in Control is entered into following July 31, 2014 (but no later than March 31, 2015), three-quarters of one percent (0.75%) of the Transaction Value of such Change in Control; and (3) any limit agreed to in writing by the Company and Executive.

B.                                    “Company Payments” shall mean Payments (other than a Gross-Up Payment) provided under a plan, program, agreement or arrangement with the Company or its subsidiaries to the extent in effect as of immediately prior to the consummation of the applicable Change in Control.  For the avoidance of doubt, Company Payments shall not include Payments provided under a plan, program, agreement or arrangement to which none of the Company and its subsidiaries is a party.

C.                                    “Participating Executives” shall mean the Company’s “disqualified individuals” (within the meaning of Section 280G of the Code), that are parties to an effective employment agreement with the Company (including Executive) providing for the same or similar rights and/or benefits as are set forth in this Section 9(a).  Notwithstanding any provision herein to the contrary, the Company may at any time and from time to time prior to a Change in Control increase the number of Participating Executives.

D.                                    “Relative Portion” shall mean a fraction, the numerator of which is the potential Excise Tax that may be imposed on all potential Company Payments that may be made to Executive with respect to a Change in Control, and the denominator of which is the aggregate potential Excise Tax that may be imposed on all potential Company Payments to all Participating Executives (including Executive) with respect to such Change in Control, in each case determined no later than the date of the consummation of such Change in Control by the Board in place as of immediately prior to the consummation of such Change in Control.

E.                                     “Transaction Value” shall mean the present value, as of the consummation of a Change in Control at issue, of the fair market value (including, without limitation, as risk-adjusted) of all payments or other distributions to the holders of the Company’s equity securities pursuant to such Change in Control, as determined no later than the date of the consummation of such Change in Control by the Board in place as of immediately prior to the consummation of such Change in Control.

ii.                                       All determinations required to be made under this 9(a), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young or such accounting or consulting firm with particular expertise regarding excise taxes under Section 4999 of the Code selected by the Board in good faith prior to the applicable Change in Control (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice that there has been a Company Payment to Executive that may be or become subject to the Excise Tax, or such earlier time as is requested by Executive or the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 9(a)(ii), shall be paid by the Company to Executive within ten (10) days of the receipt of the Accounting Firm’s determination (and in any event, no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes).  Any determination by the Accounting Firm shall be binding upon the Company and Executive.

iii.                                    As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder it is possible that Gross-Up Payments will not have been made by the Company that should have been made to Executive (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that it is determined by a court of competent jurisdiction or by the Accounting Firm upon request of Executive or the Company that an Underpayment has occurred, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Executive or for Executive’s benefit (subject to Section 9(a)(v) hereof), together with an additional payment (the “Time Value Payment”) in an amount equal to the product obtained by multiplying the Underpayment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction the numerator of which is the number of days elapsed from the date of the Underpayment through the date of such payment and the denominator of which is 365; provided, that in no event shall the sum of the Gross-Up Payment previously paid to Executive and the Underpayment exceed the sum of the Applicable Limit plus the Time Value Payment.  If, after Executive’s receipt of (or a payment on behalf of Executive of) a Gross-Up Payment, it is established, pursuant to a final determination of a court or an Internal Revenue Service (“IRS”) proceeding that has been finally and conclusively resolved, that Gross-Up Payments have been made by the Company that should not have been made (in each case, the “Excess Payment”), Executive shall (subject to the Company’s complying with the requirements of this Section 9(a)(iii), if applicable) promptly pay to the Company the Excess Payment together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction the numerator of which is the number of days elapsed from the date of Executive’s receipt of such Excess Payment through the date of such refund and the denominator of which is 365.

iv.                                   Notwithstanding anything herein to the contrary, if any Gross-Up Payment(s) become payable, such Gross-Up Payment(s) shall be paid to Executive no later than December 31 of the year following the year in which the underlying taxes are remitted to the appropriate taxing authority.

v.                                      For purposes of determining the amount of the Excise Tax, the Company Payments made to Executive shall be deemed to have been made prior to any other Payment made to Executive.  For purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

vi.                                   If any Payment (including without limitation any Company Payment) or portion thereof would constitute a “parachute payment” within the meaning of Section 280G of the Code and (A) but for this sentence, would be subject to the Excise Tax and (B) Executive’s liability for such Excise Tax would not be wholly satisfied by the Gross-Up Payment payable in accordance with Section 9(a) hereof (all such Payments (or portions thereof) being hereinafter referred to as the “Total Payments”), then such Total Payments shall be whichever of the following amounts, after taking into account all applicable federal, state and local employment taxes, income taxes, the Excise Tax and the Gross-Up Payment (if applicable), that results in Executive’s receipt, on an after-tax basis, of the greater amount:  (x) the net amount of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax; or (y) the net amount of the Total Payments without reduction (notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax).  If a reduction in the Total Payments is necessary so that the Total Payments equal the amount described in subsection (x) above, reduction shall occur in the following order: (1) the cancellation of acceleration of vesting of any equity awards for which the exercise price exceeds the then fair market value of the underlying equity (the “GAP”) that have a ninety (90) day or less exercise period, starting with such equity awards with the largest amount of GAP, (2) reduction of cash payments (in reverse order of the date otherwise due), (3) reduction of employee benefits (in reverse order of the date otherwise due), and (4) the cancellation of vesting of any equity awards not covered in clause (1) above, provided, that such cancellation will first apply to equity awards that are “fully valued” under Section 280G of the Code (including those subject to present value adjustments) and thereafter, to equity awards valued on an acceleration of vesting basis, provided, further, within each category, the cancellation shall be in a manner as providing Executive with the highest net amount; provided, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, Executive may designate a different order of reduction.  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

b.                                      In the event that a Definitive Agreement is executed by the Company after March 31, 2015, Section 9(a)(vi) shall apply to such Change in Control (without regard to Sections 9(a)(i) - 9(a)(v), which shall not apply).

10.                               Miscellaneous.  Executive agrees to abide by all applicable laws and regulations and all Company policies and procedures as they are established.  Violation of such laws, regulations, policies, procedures or the Proprietary Information and Inventions Agreement may lead to immediate termination of employment.  The terms of this Agreement and Executive’s employment with the Company shall be governed in all aspects by the laws of the State of California.  This Agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals.

11.                               Integrated Agreement.  This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the Parties with respect to the subject matters herein.  Likewise, the terms of this Agreement and the Proprietary Information and Inventions Agreement incorporated herein by reference shall constitute the full, complete and exclusive agreement between Executive and the Company with respect to the subject matters herein.  This Agreement may only be changed by a writing, signed by Executive and an authorized representative of the Company.

12.                               Withholding.  Any payments or other compensation provided to Executive or for Executive’s benefit will be subject to (and thus reduced by) all applicable deductions and withholdings.

13.                               Severability.  If any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected, and the Parties shall use their best efforts to find an alternative way to achieve the same result.

14.                               Successors.

a.                                      This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

b.                                      This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.                               Amendment.  No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

THE COMPANY:		EXECUTIVE:

RECEPTOS, INC.

By:	/s/ Faheem Hasnain	By:	/s/ Christian Waage
	Faheem Hasnain		Christian Waage
President and Chief Executive Officer

Exhibit A

(Proprietary Information and Inventions Agreement)

[to be attached]

Exhibit B

(General Release of Claims)

NOTE:  This Agreement will not become effective or enforceable (and none of the consideration set forth in Section 1 below will be paid or recognized) until the seven (7) day revocation period referenced in Section 13 below has expired.

RELEASE

This Release (“Agreement”) is entered into effective [                         , 20    ] by and between Christian Waage (“Executive”) and Receptos, Inc., a Delaware corporation (“Receptos”), with reference to the following facts:

A.                                    Executive’s employment relationship with Receptos terminated effective [                   , 20    ] (the “Termination Date”).

B.                                    Executive [has been paid in full for]/[is entitled to receive] all accrued wages and accrued and unused vacation through the Termination Date.  [Executive has also been reimbursed by Receptos for all expenses incurred in connection with Executive’s employment relationship with Receptos through the Termination Date.]

NOW, THEREFORE, the parties hereby agree as follows:

1.                                      Severance Consideration.  In consideration of the covenants and promises contained in this Agreement, and as full and final compensation to Executive for all services as an employee of Receptos, Executive shall receive from Receptos (less appropriate deductions and withholdings) the severance payments set forth in Section 6 of Executive’s Employment Agreement dated November 25, 2013 (as amended to date) (the “Employment Agreement”).

2.                                      Release.  In consideration of the above-described consideration, Executive does hereby unconditionally, irrevocably and absolutely release and discharge Receptos, all related holding, parent or subsidiary corporations, and their affiliates, directors, officers, employees, agents, attorneys, stockholders, insurers, successors and/or assigns (collectively, the “Released Parties”), from any and all losses, liabilities, claims, demands, causes of action, or suits of any type, whether in law and/or in equity, known or unknown, related directly or indirectly or in any way connected with any transactions, affairs or occurrences between Executive, on the one hand, and any Released Party(ies), on the other hand, to date, with respect to Receptos and its holding, parent or subsidiary corporations (including, but not limited to, Executive’s employment with Receptos and the termination of said employment).  This release shall include but not be limited to a release of claims arising under any state or federal statute or common law regulating or affecting employment, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Labor Code, the California Fair Employment and Housing Act, and any other statutory or common law provision relating to or affecting Executive’s employment by Receptos, including any federal or state statutory provision covering any age discrimination in any form by Receptos against Executive.  This provision is intended to constitute a general release of all of Executive’s

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presently existing claims against Receptos and its directors, officers and employees, as well as any other Released Parties, to the maximum extent permitted by law.  This release, however, shall not affect or bar any claims that Executive has or may have for the following:  (i) reimbursement of expenses under California Labor Code § 2802; (ii) workers compensation benefits; (iii) claims arising under section 7 of the National Labor Relations Act, as amended; (iv) California unemployment insurance benefits; (v) any other claim or cause of action that, by virtue of statute, public policy or otherwise, may not be released by an agreement knowingly and voluntarily entered into by the parties; (vi) any indemnification from (or insurance coverage through) Receptos in Executive’s capacity as a director or officer of Receptos or any entity where Executive served as an officer, director or other fiduciary at the request of Receptos; [(vii) any right of Executive to receive a Gross-Up Payment (as defined in, and pursuant to the terms of, Section 9 of the Employment Agreement);] and [(viii) vested rights under the following benefit plans: {      if any      }].  Notwithstanding any provision of this Agreement to the contrary, Executive does not waive any right or release any claim against Receptos which claim or right arises from Receptos failing to perform its undertakings as set forth in this Agreement.

3.                                      Claims.  Executive represents that Executive has not filed any complaints, claims, or actions against Receptos with any court or administrative agency.  If any agency or court has or assumes jurisdiction of any complaint, claim, or action against Receptos on behalf of Executive, Executive will request that agency or court to withdraw from or dismiss the matter with prejudice.  Executive also waives and will remit to Receptos any monetary recovery from any such proceeding. Executive further represents that Executive has reported to Receptos any and all known work-related injuries that Executive has suffered or sustained during Executive’s employment with Receptos.

4.                                      Unknown Claims.  Except as provided in Section 2 above, Executive understands and agrees that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Executive under Section 1542 of the California Civil Code or any analogous federal law or regulation are hereby expressly waived.  Said Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

5.                                      Effect on Previous Agreements.  Except as provided in Section 2 above, this Agreement is intended to resolve any and all issues between Receptos and Executive, including, without limitation, any and all claims for wages, severance pay, compensation, stock options, stock grants, benefits, or other aspects of the employment relationship between Receptos and Executive.  This Agreement shall supersede and extinguish all prior employment agreements, express or implied, verbal or written, between Receptos and Executive; provided, however, that this Agreement shall have no effect on any of the following agreements previously executed by Executive:  (i) any proprietary information and invention agreements (or similar arrangements); (ii) any confidentiality agreements; and [(iii) the following agreements: {      if any      }].  Without limiting the foregoing, this Agreement shall also not in any way supersede or affect any obligation of Executive, contractual or otherwise, with respect to the disclosure, use or protection

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of any proprietary or confidential information of Receptos, including any trade secrets, or with respect to the disclosure and assignment of inventions made or conceived by Executive during Executive’s employment.  All previous written agreements and obligations imposed by any contract relating to the intellectual property of Receptos or any of its subsidiary or affiliated entities shall remain in full force and effect and survive the execution of this Agreement.

6.                                      Binding Effect.  Executive further declares and represents that no promise, inducement or agreement not expressed herein has been made to Executive and that this Agreement contains the entire agreement between the parties relating to the subject matter hereof.

7.                                      Successors.  Receptos and Executive understand and expressly agree that this Agreement shall bind and benefit the heirs, partners, successors, employees, directors, stockholders, officers, attorneys, affiliates, predecessors, representatives and assigns of Receptos and Executive.

8.                                      Confidentiality.   Executive agrees not to disclose or publicize the existence of this Agreement or the terms hereof to any other party, except as may be necessary to enforce this Agreement or as may be required by law.  This provision shall not preclude Executive from disclosing, in confidence, the terms of this Agreement to (i) Executive’s legal or financial advisors, (ii) Executive’s spouse, or (iii) the appropriate Receptos personnel with responsibility for the performance by Receptos contemplated hereby (including, without limitation, effecting the severance payments set forth in Section 6 of Executive’s Employment Agreement dated November 25, 2013 (as amended to date)).

9.                                      Interpretation.  The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.  This Agreement shall not be interpreted for or against either party hereto on the ground that such party drafted or caused this Agreement to be drafted.  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

10.                               Resolution of Employment Related Disputes.  Except as prohibited by law, Executive and Receptos agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Agreement, Executive’s employment relationship with Receptos, or the termination of Executive’s employment relationship with Receptos, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California, conducted before a single neutral arbitrator selected and administered in accordance with the commercial arbitration rules of the Judicial Arbitration and Mediation Services (JAMS).  By agreeing to this arbitration procedure, Executive and Receptos waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding in any jurisdiction.  Executive will have the right to be represented by legal counsel at any arbitration proceeding, at Executive’s expense.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the

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arbitrator’s essential findings and conclusions on which the award is based; and (c) award to the prevailing party recovery of reasonable attorneys’ fees and costs, and determine which party shall be deemed the prevailing party and to what extent.  Receptos shall pay the arbitration fee unless, at Executive’s request, Executive elects to pay up to one-half of the fees.  Nothing in this Agreement is intended to prevent either Executive or Receptos from obtaining injunctive relief in court to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration).  This arbitration provision shall supersede any and all prior agreements between Receptos and Executive on the subject of arbitration of employment-related claims.

11.                               Return of Property.  Executive represents and warrants that Executive has returned to and/or left with Receptos all property and data that belongs to Receptos, including but not limited to Receptos’ computers, PDAs, blackberries, cell phones, credit cards, memoranda, documents, records, manuals, computer programs, discs, data, CDs, flash drives, email, and all other property and information pertaining to the business of Receptos (including, without limitation, the duties Executive performed for Receptos).  Notwithstanding the foregoing, Executive may retain Executive’s rolodex and similar address books provided that such items only include contact information.  Executive acknowledges that, as of the Termination Date, Executive’s authority to act on behalf of Receptos ended.

12.                               Admissions.  It is understood that this Agreement is not an admission of any liability whatsoever by either Receptos or Executive.

13.                               Older Workers Benefit Protection Act Acknowledgements.  Executive acknowledges and agrees that the consideration set forth in Section 1 above constitutes consideration beyond that which, but for the mutual covenants set forth in this Agreement, Receptos would be obligated to provide, or Executive otherwise would be entitled to receive.  Executive acknowledges that Executive has twenty-one (21) days after actual receipt of this Agreement in which to consider and execute this Agreement.  Changes to this Agreement, whether material or immaterial, do not restart the twenty-one (21) day period.  Executive agrees and acknowledges that if Executive chooses to sign this Agreement before twenty-one (21) days after Executive received it, that Executive has done so voluntarily.  Furthermore, Executive has a period of seven (7) days following the execution of this Agreement in which to revoke this Agreement.  Accordingly, this Agreement shall not become effective or enforceable (and none of the consideration set forth in Section 1 above shall be paid or recognized) until such seven (7) day revocation period has expired.

14.                               Counsel.  Executive acknowledges that Executive fully understands Executive’s right to discuss this Agreement with independent counsel of Executive’s choice, that Executive has carefully read and fully understands this entire Agreement and that Executive is voluntarily entering into this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on this [      ] day of [                , 20    ], at San Diego, California.

EXECUTIVE:		RECEPTOS:

RECEPTOS, INC.

By:		By:
	Christian Waage	Name:
Title:

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